Exhibit 4.1
SIERRA PACIFIC POWER COMPANY
OFFICER’S CERTIFICATE
September 2, 2008
     I, the undersigned officer of Sierra Pacific Power Company (the “Company”), do hereby certify that I am an Authorized Officer of the Company as such term is defined in the Indenture (as defined herein). I am delivering this certificate pursuant to the authority granted in the Board Resolutions of the Company dated April 29, 2008, and Sections 1.04, 2.01, 3.01, 4.01(a) and 4.02(b)(i) of the General and Refunding Mortgage Indenture dated as of May 1, 2001, as heretofore amended and supplemented to the date hereof (as heretofore amended and supplemented, the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as Trustee (the “Trustee”). Section 1(u)(iii) of this Officer’s Certificate sets forth definitions of capitalized terms used herein. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture. Based upon the foregoing, I hereby certify on behalf of the Company as follows:
     1. The terms and conditions of the Securities described in this Officer’s Certificate are as follows (the lettered subdivisions set forth in this Section 1 corresponding to the lettered subdivisions of Section 3.01 of the Indenture):
(a) The Securities of the seventeenth series to be issued under the Indenture shall be designated “5.45% General and Refunding Mortgage Notes, Series Q, due 2013 (the “Series Q Notes”).
(b) There shall be no limit upon the aggregate principal amount of the Series Q Notes that may be authenticated and delivered under the Indenture. The Series Q Notes shall be initially authenticated and delivered in the aggregate principal amount of $250,000,000.
(c) Interest on the Series Q Notes shall be payable to the Persons in whose names such Securities are registered at the close of business on the Regular Record Date for such interest, except as otherwise expressly provided in the form of such Securities attached hereto as Exhibit A.
(d) The Series Q Notes shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on September 1, 2013.
(e) The Series Q Notes shall bear interest and such interest shall be payable at the times provided in the form of such Securities attached hereto as Exhibit A.
(f) The Corporate Trust Office of The Bank of New York Mellon in New York, New York shall be the place at which (i) the principal, interest and premium on the Series Q Notes shall be payable, (ii) registration of transfer of the Series Q Notes may be effected, (iii) exchanges of the Series Q Notes may be effected and (iv) notices and demands to or upon the Company in respect of the Series Q Notes and the Indenture may be served; and The Bank of New York Mellon shall be the Security Registrar for the Series Q Notes; provided, however, that the Company reserves the right to change, by one or more

Officer’s Certificates, any such place or the Security Registrar; and provided, further, that the Company reserves the right to designate, by one or more Officer’s Certificates, its principal office in Reno, Nevada as any such place or itself or any of its Subsidiaries as the Security Registrar; provided, however, that there shall be only a single Security Registrar for the Series Q Notes.
(g) Optional Redemption.
     (i) Optional Redemption. The Company may redeem the Series Q Notes at any time, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Series Q Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series Q Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.
   “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series Q Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series Q Notes.
   “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.
   “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
   “Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by the Company.
   “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury

Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
   “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     (ii) Notice of Redemption. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Series Q Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Series Q Notes or a satisfaction and discharge of the Series Q Notes under the Indenture. Notices of redemption may not be conditional. In lieu of the Redemption Price, any Notice of Redemption of the Series Q Notes shall state the manner of calculating the Redemption Price.
     (iii) Selection of Series Q Notes to be Redeemed. In accordance with Section 5.03 of the Indenture, the following method is provided for the selection of Series Q Notes to be redeemed and these procedures shall be followed by the Security Registrar in the event of a redemption of the Series Q Notes pursuant to the provisions of this Officer’s Certificate. If less than all of the Series Q Notes are to be redeemed at any time, the Security Registrar shall select Series Q Notes for redemption as follows:
(A)	if the Series Q Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Series Q Notes are listed; or

(B)	if the Series Q Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.
     No Series Q Notes of $2,000 principal amount or less can be redeemed in part.
(h) Mandatory Redemption/Offers to Purchase.
     (i) Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Series Q Notes.
     (ii) Offer to Purchase Upon Change of Control.
     (A) Upon the occurrence of a Change of Control, each Holder of Series Q Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Series Q Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in this Officer’s Certificate. In the Change of Control Offer, the Company shall offer an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Series Q Notes repurchased plus accrued and unpaid interest on the Series Q Notes repurchased to the Change of Control Payment Date (as defined below).
     (B) Within ten days following any Change of Control, the Company shall mail a notice to each Holder of Series Q Notes stating:
(1)	the description of the transaction or transactions that constitute the Change of Control, that the Change of Control Offer is being made pursuant to this Section 1(h)(ii), and that all Series Q Notes validly tendered and not withdrawn shall be accepted for payment;

(2)	the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Series Q Note not tendered or accepted for payment shall continue to accrue interest;

(4)	that, unless the Company defaults in the payment of the Change of Control Payment, all Series Q Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)	that Holders of Series Q Notes electing to have any Series Q Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Series Q Notes properly endorsed, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Series Q Notes properly completed, together with other customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders of Series Q Notes shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Series Q Notes delivered for purchase, and a statement that such Holder of Series Q Notes is withdrawing its election to have the Series Q Notes purchased; and

(7)	that Holders of Series Q Notes whose Series Q Notes are being purchased only in part shall be issued new Series Q Notes equal in principal amount to the unpurchased portion of the Series Q Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
     (C) If any of the Series Q Notes subject to a Change of Control Offer are in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures of the Depositary applicable to offers to purchase.
     (D) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Series Q Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Payment in respect of all Series Q Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Series Q Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Series Q Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Series Q Notes so tendered the Change of Control Payment for such Series Q Notes, and the Trustee shall promptly authenticate and make available for delivery to each Holder of Series Q Notes a new Series Q Note equal in principal amount to any unpurchased portion of the Series Q Notes surrendered, if any; provided that each such new Series Q Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Series Q Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (E) The Change of Control provisions described above that require the Company to make a Change of Control Offer following a Change of Control shall be applicable whether or not any other provisions of this Officer’s Certificate are applicable.
     (F) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Series Q Notes validly tendered and not withdrawn under such Change of Control Offer.
     (iii) Offers to Purchase – General.
     (A) If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Series Q Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders of Series Q Notes who tender Series Q Notes pursuant to the Change of Control Offer.

     (B) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of this Officer’s Certificate, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of this Officer’s Certificate by virtue of such conflict.
(i) The Series Q Notes are issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(j) Not applicable.
(k) Not applicable.
(l) Not applicable.
(m) See subsection (e) above.
(n) Not applicable.
(o) Not applicable.
(p) Not applicable.
(q) Book-entry; Delivery and Form.
     (i) Form and Dating.
     The Series Q Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Series Q Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Series Q Note shall be dated the date of its authentication. The Series Q Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     The terms and provisions contained in the Series Q Notes shall constitute, and are hereby expressly made, a part of this Officer’s Certificate, and the Company, by its execution and delivery of this Officer’s Certificate, expressly agrees to such terms and provisions and to be bound thereby. However, to the extent any provision of any Series Q Note conflicts with the express provisions of this Officer’s Certificate or the Indenture, the provisions of this Officer’s Certificate or the Indenture, as applicable, shall govern and be controlling.
     Series Q Notes issued in global form shall be substantially in the form of Exhibit A attached hereto. Series Q Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto. Each Global Note shall represent such aggregate principal amount of the outstanding Series Q Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Series Q Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Series Q Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Series Q Notes represented thereby shall be made by the Trustee, the Depositary or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 1(q)(iv) of this Officer’s Certificate.
     The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Bank” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Notes that are held by members of, or Participants, in DTC through Euroclear or Clearstream.
     (ii) Authentication.
     The Trustee or an Authenticating Agent shall authenticate by delivery and execution of a Trustee’s Certificate of Authentication in the form set forth in Section 2.02 of the Indenture (A) the Series Q Notes for original issue on the Issue Date in the aggregate principal amount of $250,000,000 (the “Original Notes”) and (B) additional Series Q Notes for original issue from time to time after the Issue Date in such principal amounts as may be set forth in a Company Order (such additional Series Q Notes, together with the Original Notes, the “Initial Notes”) in each case, upon a Company Order, which Company Order shall specify (x) the amount of Series Q Notes to be authenticated and the date of original issue thereof and (y) the amount of Series Q Notes to be issued in global form or definitive form. The aggregate principal amount of Series Q Notes outstanding at any time may not exceed $250,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (B) of this paragraph.
     (iii) Security Registrar, Paying Agent and Depositary.
     The Company initially appoints the Trustee to act as the Security Registrar and Paying Agent for the Series Q Notes. Upon the occurrence of an Event of Default set forth in Sections 10.01(d) or 10.01(e) of the Indenture, the Trustee shall serve as Paying Agent for the Series Q Notes. Pursuant to Section 6.02 of the Indenture, the Company hereby designates the Corporate Trust Office of the Trustee as its office or agency in the City and State of New York where payment of the Series Q Notes shall be made, where the registration of transfer or exchange of the Series Q Notes may be effected and where notices and demands to or upon the Company in respect of the Series Q Notes and the Indenture may be served. The Company may also from time to time designate one or more other offices or agencies with respect to the Series Q Notes and may from time to time rescind any of these designations in accordance with the terms provided in Section 6.02 of the Indenture.
     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Trustee has been appointed by DTC to act as Note Custodian with respect to the Global Notes.
     (iv) Transfer and Exchange.
     (A) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if:
(1)	the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary for the Global Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary; or

(2)	the Company in its sole discretion notifies the Trustee in writing that it elects to cause issuance of the Series Q Notes in certificated form.
Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.06 and 3.09 of the Indenture. Every Series Q Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Sections 3.06 and 3.09 of the Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Series Q Note other than as provided in this Section 1(q)(iv)(A), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 1(q)(iv)(B) of this Officer’s Certificate.
     (B) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance the Applicable Procedures.
     (C) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 1(q)(iv)(C), the Security Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Security Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, pursuant to the provisions of this Section 1(q)(iv)(C).
     (1) Definitive Notes to Definitive Notes. A Holder of Definitive Notes may transfer such Series Q Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request for such a transfer, the Security Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.
     (D) Legends. The following legend shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Officer’s Certificate.
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE OFFICER’S CERTIFICATE UNDER THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE III OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1(q)(iv)(A) OF THE OFFICER’S CERTIFICATE UNDER THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY OR ANY SUCCESSOR THERETO.”
     Additionally, for so long as DTC is the Depositary with respect to any Global Note, each such Global Note shall also bear a legend in substantially the following form:
“UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, TO THE COMPANY OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO

ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (E) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 3.09 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Series Q Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee, the Note Custodian or the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee, the Note Custodian or by the Depositary at the direction of the Trustee, to reflect such increase.
     (F) General Provisions Relating to Transfers and Exchanges.
     (1) To permit registrations of transfers and exchanges, subject to Section 1(q)(iv) of this Officer’s Certificate, the Company shall execute and, upon the Company’s order, the Trustee or an Authenticating Agent shall authenticate Global Notes and Definitive Notes at the Security Registrar’s request.
     (2) All certifications, certificates and Opinions of Counsel required to be submitted to the Security Registrar pursuant to this Section 1(q)(iv) to effect a transfer or exchange may be submitted by facsimile.
     (v) Outstanding Series Q Notes.
     Notwithstanding the definition of “Outstanding” in Section 1.01 of the Indenture, Series Q Notes that the Company, a Subsidiary of the Company or an Affiliate of the Company offers to purchase or acquires pursuant to an offer, exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company, such Subsidiary or such Affiliate until legal title to such Series Q Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.
(r) Not applicable.
(s) Not applicable.
(t) Not applicable.

(u) Additional Conditions and Definitions.
     (i) Additional Conditions to Section 9.01 of Indenture.
Notwithstanding the provisions of Section 9.01 of the Indenture, no Series Q Note shall be deemed to have been paid pursuant to such provisions unless the Company shall have delivered to the Trustee either: (a) an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that  (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or  (ii) since the date of this Officer’s Certificate, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Series Q Notes will not recognize income, gain or loss for federal income tax purposes as a result of such satisfaction and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such satisfaction and discharge had not occurred; or (b) (i) an instrument wherein the Company, notwithstanding the satisfaction and discharge of the Company’s indebtedness in respect of the Series Q Notes, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee such additional sums of money, if any, or additional Eligible Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Series Q Notes or portions thereof; provided, however, that such instrument may state that the Company’s obligation to make additional deposits as aforesaid shall be subject  to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an Independent public Accountant of nationally recognized standing showing the calculation thereof; and (ii) an Opinion of Counsel of tax counsel in the United States reasonably acceptable to the Trustee to the effect that the Holders of the Outstanding Series Q Notes will not recognize income, gain or loss for federal income tax purposes as a result of such satisfaction and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such satisfaction and discharge had not occurred.
     (ii) Modifications Requiring Consent.
     In addition to the provisions of Section 14.02 of the Indenture, no supplemental indenture shall alter or waive any of the provisions with respect to the redemption of the Series Q Notes set forth in Section 1(g) hereof without the consent of each Holder of Series Q Notes affected thereby.
     (iii) Certain Definitions.
     Set forth below are certain defined terms used in this Officer’s Certificate. Reference is made to the Indenture for the definitions of any other capitalized terms used herein for which no definition is provided herein.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Stock” means:
(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Change of Control” means the occurrence of any of the following:
(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Company or Sierra Pacific Resources, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company or the Board of Directors of Sierra Pacific Resources are not Continuing Directors.
     “Change of Control Offer” has the meaning assigned to it in Section 1(h)(ii)(A) of this Officer’s Certificate.
     “Change of Control Payment” has the meaning assigned to it in Section 1(h)(ii)(A) of this Officer’s Certificate.
     “Change of Control Payment Date” has the meaning assigned to it in Section 1(h)(ii)(B)(2) of this Officer’s Certificate.
     “Clearstream” means Clearstream Banking, Societe Anonyme Luxembourg.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)	was a member of the Board of Directors of the Company on the original issue date of the Series Q Notes; or

(2)	was nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in the Indenture.
     “Definitive Note” means a certificated Series Q Note registered in the name of the Holder thereof and issued in accordance with Section 1(q)(iv) of this Officer’s Certificate, in the form of Exhibit A hereto except that such Series Q Note shall not bear the Global Note Legend.
     “Depositary” means, with respect to the Series Q Notes issuable or issued in whole or in part in global form, the Person specified in Section 1(q)(iii) of this Officer’s Certificate as the Depositary with respect to the Series Q Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Officer’s Certificate or the Indenture.
     “DTC” has the meaning assigned to it in Section 1(q)(iii) of this Officer’s Certificate.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Euroclear” means Euroclear Bank S.A./N.V.
     “Event of Default” means an Event of Default as defined in the Indenture.
     “Global Note Legend” means the legend or legends set forth in Section 1(q)(iv)(D) of this Officer’s Certificate, which is or are required to be placed on Global Notes issued under this Officer’s Certificate.
     “Global Notes” means, individually and collectively, each of the Series Q Notes issued or issuable in the global form of Exhibit A hereto issued in accordance with Sections 1(q)(i) of this Officer’s Certificate, and that bears the Global Note Legend and that is deposited with or on behalf of and registered in the name of the Depositary.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Notes” has the meaning set forth in Section 1(q)(ii) of this Officer’s Certificate.
     “Issue Date” means the first date on which any Series Q Notes are issued, authenticated and delivered under the Indenture and this Officer’s Certificate.

     “Non-Recourse Debt” means indebtedness:
(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other indebtedness or cause the payment of the indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
     “Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Series Q Notes in global form, or any successor entity thereto.
     “Original Notes” has the meaning set forth in Section 1(q)(ii) of this Officer’s Certificate.
     “Participant” means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
     “Subsidiary” means, with respect to any specified Person:
(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
(1)	has no indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of the Company or any of its Restricted Subsidiaries; and

(5)	has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.
     “U.S.” means the United States of America.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.
(v) The Series Q Notes shall have such other terms and provisions as are provided in the form thereof attached hereto as Exhibit A, and shall be issued in substantially such form.
     2. The undersigned has read all of the covenants and conditions contained in the Indenture, and the definitions in the Indenture relating thereto, relating to the issuance of the Series Q Notes and in respect of compliance with which this certificate is made.
     The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.

     In the opinion of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with.
     In the opinion of the undersigned, such conditions and covenants have been complied with.

     IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

William D. Rogers
Senior Vice President, Chief Financial Officer and Treasurer

Acknowledged and Received on
September 2, 2008

THE BANK OF NEW YORK MELLON, as Trustee
By:
Name: Rafael E. Miranda
Title: Vice President

[Signature Page to Officer’s Certificate (Terms of Note)]

Exhibit A
Form of Series Q Notes
[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture and the
Officer’s Certificate]
SIERRA PACIFIC POWER COMPANY
5.45% General and Refunding Mortgage Notes, Series Q, due 2013

Original Interest Accrual Date:	September 2, 2008	Redeemable: Yes ☑ No ☐
Stated Maturity:	September 1, 2013	Redemption Date: See Below
Interest Rate:	5.45%	Redemption Price: See Below
Interest Payment Dates:	March 1 and September 1
Record Dates:	February 15 and August 15
The Security is not a Discount Security
within the meaning of the within-mentioned Indenture.

CUSIP No.
5.45% General and Refunding Mortgage Notes, Series Q, due 2013

No. Q-
promises to pay to                      or registered assigns, the principal sum of                      Dollars on September 1, 2013.
     1. Interest. Sierra Pacific Power Company, a Nevada corporation (the “Company”), promises to pay interest on the principal amount of this Series Q Note at 5.45% per annum, from September 2, 2008 until maturity. The Company shall pay interest semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Series Q Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from Original Interest Accrual Date specified above; provided that if there is no existing Default in the payment of interest, and if this Series Q Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Series Q Notes, in which case interest shall accrue from the Original Interest Accrual Date specified above; provided, further, that the first Interest Payment Date shall be March 1, 2009. The Company shall pay interest (including postpetition interest in any proceeding under the Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne on the Series Q Notes; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company shall pay interest on the Series Q Notes (except Defaulted Interest) to the Persons who are registered Holders of Series Q Notes at the close of business on the February 15 and August 15 next preceding the Interest Payment Date, even if such Series Q Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 3.07 of the Indenture with respect to Defaulted Interest. The Series Q Notes shall be payable as to principal and premium and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Series Q Notes at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and interest and premium on, all Global Notes and all other Series Q Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Security Registrar. Initially, The Bank of New York Mellon (formerly The Bank of New York), the Trustee under the Indenture, shall act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without notice to any Holder of Series Q Notes. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture; Security. This Series Q Note is one of a duly authorized issue of Securities of the Company, issued and issuable in one or more series under and equally secured by a General and Refunding Mortgage Indenture, dated as of May 1, 2001 (such Indenture as originally executed and delivered and as supplemented or amended from time to time thereafter, together with any constituent instruments establishing the terms of particular Securities, being herein called the “Indenture”), between the Company and The Bank of New York Mellon, Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the property mortgaged, pledged and held in trust, the nature and extent of the security and the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Securities thereunder and of the terms and conditions upon which the Securities are, and are to be, authenticated and delivered and secured. The acceptance of this Series Q Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Series Q Note is one of the series designated above. The terms of the Series Q Notes include those stated in the Indenture, the Officer’s Certificate dated September 2, 2008 (the “Officer’s Certificate”) and those made part of the Indenture by reference to the Trust Indenture Act. The Series Q Notes are subject to all such terms, and Holders of Series Q Notes are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Series Q Note conflicts with the express provisions of the Indenture or the Officer’s Certificate, the provisions of the

Indenture and the Officer’s Certificate shall govern and be controlling. The Series Q Notes are general obligations of the Company initially limited to $250,000,000 aggregate principal amount in the case of Series Q Notes issued on the Issue Date.
     All Outstanding Securities, including the Series Q Notes, issued under the Indenture are secured by the lien of the Indenture on the properties of the Company described in the Indenture.
     5. Optional Redemption.
          (a) The Company may redeem the notes at any time, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Series Q Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series Q Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series Q Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series Q Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by the Company.
     “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     6. Notice of Optional Redemption. Notice of optional redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Series Q Notes are to be redeemed at its registered address. Series Q Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof. Notices of redemption may not be conditional. On and after the redemption date, interest ceases to accrue on Series Q Notes or portions thereof called for redemption.
     7. Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Series Q Notes.
     8. Denominations, Transfer, Exchange. The Series Q Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Series Q Notes may be registered and Series Q Notes may be exchanged as provided in the Indenture and the Officer’s Certificate. The Security Registrar and the Trustee may require a Holder of Series Q Notes, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of Series Q Notes to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Series Q Note or portion of a Series Q Note selected for redemption, except for the unredeemed portion of any Series Q Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Series Q Notes for a period of 15 days before a selection of Series Q Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
     9. Persons Deemed Owners. The registered Holder of a Series Q Note may be treated as its owner for all purposes.
     10. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under the Indenture, considered as one class; provided, however, that if there shall be Securities of more than one Series outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series so directly affected, considered as one class, shall be required; and

provided, further, that if the Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee to enter into one or more supplemental indentures for limited purposes without the consent of any Holders of Securities. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities then Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Series Q Note shall be conclusive and binding upon such Holder and upon all future Holders of this Series Q Note and of any Series Q Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Series Q Note.
     11. Events of Default. If an Event of Default shall occur and be continuing, the principal of this Series Q Note may be declared due and payable in the manner and with the effect provided in the Indenture.
     12. No Recourse Against Others. As provided in the Indenture, no recourse shall be had for the payment of the principal of or premium, if any, or interest on any Securities, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under the Indenture, against, and no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future of the Company or of any predecessor or successor corporation (either directly or through the Company or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and all the Securities are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.
     13. Authentication. Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual signature, this Series Q Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     14. Transfer and Exchange.
          (a) As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Series Q Note is registrable in the Security Register, upon surrender of this Series Q Note for registration of transfer at the Corporate Trust Office of The Bank of New York Mellon in New York, New York or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the

Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Series Q Notes of this series or authorized denominations and of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees.
          (b) No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          (c) Prior to due presentment of this Series Q Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Series Q Note is registered as the absolute owner hereof for all purposes, whether or not this Series Q Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     15. Governing Law. The Series Q Notes shall be governed by and construed in accordance with the laws of the State of New York.
     16. Definition of Other Terms. All terms used in this Series Q Note which are defined in the Indenture or the Officer’s Certificate shall have the meanings assigned to them in the Indenture or the Officer’s Certificate, as applicable, unless otherwise indicated.
     17. Abbreviations. Customary abbreviations may be used in the name of a Holder of Series Q Notes or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Series Q Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders of Series Q Notes. No representation is made as to the accuracy of such numbers either as printed on the Series Q Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company shall furnish to any Holder of Series Q Notes upon written request and without charge a copy of the Indenture. Requests may be made to:
Sierra Pacific Power Company
6100 Neil Road
(P.O. Box 10100)
Reno, Nevada 89520
Attention: Chief Financial Officer

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SIERRA PACIFIC POWER COMPANY
By:

CERTIFICATE OF AUTHENTICATION
          This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated:

THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

Assignment Form
To assign this Series Q Note, fill in the form below: (I) or (we) assign and transfer this Series Q Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                                                                                                       to transfer this Series Q Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
                    (Sign exactly as your name appears on the face of this Series Q Note)
SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase
     If you want to elect to have this Series Q Note purchased by the Company pursuant to Section 1(h)(ii) (Offer to Purchase upon Change of Control) of the Officer’s Certificate, check the box below:
     ☐   Section 1(h)(ii) (Offer to Purchase upon Change of Control)
     If you want to elect to have only part of this Series Q Note purchased by the Company pursuant to Section 1(h)(ii) (Offer to Purchase upon Change of Control) of the Indenture, state the amount you elect to have purchased (must be in integral multiples of $1,000 in excess of $2,000):
     $
Date:

Your Signature:

(Sign exactly as your name appears on the face of the Series Q Note)
Tax Identification No.:
SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.